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                                                                       EXHIBIT 5

                                  TOROTEL, INC.

                             SECURED PROMISSORY NOTE
                               DUE MARCH 28, 2007

$750,000                                                     GARDENA, CALIFORNIA
                                                                  MARCH 28, 2002

     FOR VALUE RECEIVED, TOROTEL, INC., a Missouri corporation (the "Company"), promises to pay to the order of The Caloyeras Family Partnership, a California limited partnership ("Holder"), in the manner and at the place specified in
Section 7 hereof, the principal sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), together with interest from the date hereof on the outstanding principal balance at the rate of seven percent (7%) per annum.

     The following is a statement of the rights of Holder and the conditions to which this Note is subject, to which Holder, by acceptance of this Note, agrees:

1. DEFINITIONS. As used in this Note, the terms set forth below have the following meanings:

     1.1 "Affiliate" shall mean, with respect to a specified Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person; and when used in connection with a corporate legal entity, the term "control" shall mean the ownership of, or the power to exercise, 50% or more of the voting power represented by the issued and outstanding shares of such Person.

     1.2 "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California, are required or authorized by law to be closed.

     1.3 "Change in Control" of the Company shall mean a merger of the Company with or into a Third Party, in which the Company is not the surviving corporation or in which the Company survives as a wholly-owned subsidiary of another Person, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (ii) a consolidation of the Company with any Third Party, (iii) the sale, lease or other disposition of all or substantially all of the assets of the Company to a Third Party, (iv) the acquisition by a Third Party of beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (v) approval by the stockholders of the Company of a plan of complete liquidation.

     1.4 "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, any governmental entity.

     1.5 "Third Party" shall mean any Person other than Holder or an Affiliate of Holder.

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2.   PAYMENT OF PRINCIPAL AND INTEREST.

     2.1 REGULAR PAYMENT. Interest on the outstanding principal balance of this Note shall be paid, subject to provisions below, quarterly, commencing June 28, 2002 and ending March 28, 2007, at which time the entire unpaid principal amount of this Note, together with all accrued but unpaid interest shall be due and payable in full. Absent any prepayment of the principal amount of this Note, each interest payment shall be in the amount of Thirteen Thousand One Hundred Twenty-Five and No/100 Dollars ($13,125.00).

     2.2 ACCELERATION OF MATURITY. Notwithstanding the provisions of Section 2.1, at the option of Holder, this Note shall mature and become fully due and payable upon the occurrence of a Change in Control of the Company.

     2.3 PREPAYMENTS. The Company shall have the right to prepay this Note, in whole or in part, at any time without premium or penalty and without the consent of Holder. Any prepayment of this Note shall be applied first to accrued interest and then to principal.

3. SECURITY. This Note is secured by a pledge of the shares of capital stock to be acquired by the Company in Electronika, Inc., a Nevada corporation, and Apex Innovations, Inc., a Delaware corporation, pursuant to that certain Pledge Agreement (the "Pledge Agreement") dated the same day as this Note.

4.   COVENANTS OF THE COMPANY.

     4.1 PUNCTUAL PAYMENT. The Company will duly and punctually pay or cause to be paid the principal and interest on this Note, and all other amounts provided for herein, in accordance with the terms of this Note.

     4.2 MAINTENANCE OF OFFICE. The Company will maintain its chief executive offices at 13402 South 71 Highway, Grandview, Missouri 64030, or at such other place in the United States as the Company shall designate upon thirty (30) days prior written notice to Holder.

     4.3 RECORDS AND ACCOUNTS. The Company will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments).

     4.4 FINANCIAL STATEMENTS AND CERTIFICATES. The Company will deliver to Holder the following:

           (a) As soon as practicable after the end of the Company's fiscal year, the audited consolidated balance sheet of the Company as at the end of such year, and the related audited statements of operations, stockholders' equity and cash flows, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles and certified by the independent auditors selected by the Company;

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           (b)   As soon as practicable after the end of each fiscal quarter
(other than the last fiscal quarter of each fiscal year), copies of the unaudited consolidated balance sheet and the related unaudited statements of operations and cash flows of the Company as at the end of such quarter, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, subject to changes resulting from year-end audit adjustments, all in reasonable detail, and the absence of footnotes, and certified by President or the principal financial or accounting officer of the Company (the "CFO") to the effect that such statements have been prepared in accordance with generally accepted accounting principles (subject to year-end audit adjustments and the absence of footnotes) and fairly present the financial condition of the Company at the date thereof and for the periods covered thereby; and

           (c) Simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a certificate of the President or the CFO that the Company is in compliance with the covenants contained herein as of the end of the applicable period, PROVIDED that if the Company shall at the time of issuance of such certificate or at any other time obtain knowledge of any "Event of Default" (as hereinafter defined), the Company shall include in such certificate or otherwise deliver forthwith to Holder a certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

     4.5 CORPORATE EXISTENCE AND CONDUCT OF BUSINESS. Except where the failure of the Company to remain so qualified would not materially adversely impair the financial condition of the Company taken as a whole, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, corporate rights and franchises, effect and maintain its foreign qualifications, licensing, domestication or authorization, except as terminated by its Board of Directors in the good faith exercise of its business judgment. The Company will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority in the conduct of its business.

     4.6 INSURANCE. The Company will maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

     4.7 TAXES. The Company will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any of its property; PROVIDED, HOWEVER, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto.

     4.8 INSPECTION OF PROPERTIES, BOOKS, AND CONTRACTS. The Company shall permit Holder or any of its designated representatives, upon reasonable prior written notice, but in no event less than twenty-four (24) hours, and upon the execution of confidentiality agreements satisfactory to the Company, in its reasonable judgment, to visit and inspect any of the properties of the Company, to examine the books of account of the Company, and to discuss the affairs, finances

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and accounts of the Company with, and to be advised as to the same by, the
Company's officers, all at such times and intervals during normal business hours as Holder may reasonably request.

     4.9 NOTICE OF POTENTIAL CLAIMS OR LITIGATION. The Company shall deliver to Holder, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation wherein the potential liability is in excess of $50,000 in any one instance or in the aggregate, together with a copy of each such notice received by the Company.

     4.10 NOTICE OF DEFAULT. The Company will promptly notify Holder in writing by telecopy or personal delivery of the occurrence of any Event of Default and any default which, with the passage of time or notice, would become an Event of Default but, in any event, no later than ten (10) Business Days after the Company becomes aware of such Event of Default or default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default under this Note) on any other notes, evidence of indebtedness, indenture or other obligation evidencing indebtedness in excess of $50,000 in the aggregate as to which the Company is a party or obligor, whether as principal or surety, the Company shall forthwith give written notice thereof to Holder, describing the notice of action and the nature of the claimed default.

5. DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

           (a) The Company shall fail to pay any installment of principal or interest due under this Note when the same becomes due and payable; or

           (b) The Company shall be in default under any other obligation under this Note and such default is not cured to Holder's satisfaction within ten (10) days following written notice of such default from Holder to the Company; or

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           (c)   The Company generally shall not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its properties and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its properties) shall occur; or the Company shall take any corporate action to authorize any of the actions set forth above in this Section 5(c); or

           (d) The Company shall be in default under the Pledge Agreement and such default is not cured to Holder's satisfaction within ten (10) days following written notice of such default from Holder to the Company; or

           (e) The Company shall be in default, beyond any applicable grace, cure or notice period, of any of its obligations under any obligation, covenant or agreement with any Person which provides for any extension of credit, the forbearance of any amount or any loan of funds to the Company where the then-outstanding principal amount, either individually or in the aggregate under all such obligations then in default, equals or exceeds $100,000, and as a result of such default any holder thereof accelerates the maturity thereof or the Company is otherwise obligated to make any mandatory principal payment as a result thereof or to redeem or otherwise acquire such obligation;

then, in any such event, Holder may, by notice to the Company, declare the entire principal balance of and accrued interest on this Note immediately due and payable, whereupon this Note, and all such interest, shall become and forthwith be due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. Whenever an Event of Default shall occur, Holder shall have all rights, powers and remedies available under this Note and the Pledge Agreement, or any of them, or accorded by law, including, without limitation, the right to resort to any or all security and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law, all of which rights, powers and remedies may be exercised by Holder at any time and from time to time after the occurrence of an Event of Default. All rights, powers and remedies of Holder hereunder and under the Pledge Agreement are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity, including, without limitation, Holder's right to set off any liability owing by Holder to the Company.

6. SUBORDINATION. The indebtedness evidenced by this Note shall be subordinated and junior in right of payment to the indebtedness of the Company to Phillipsburg National Bank (the "Senior Lender") (and all renewals, extensions, refundings or refinancings thereof), in an amount not to exceed Six Hundred Thousand Dollars ($600,000) in the aggregate outstanding at any one time. Nothing contained herein shall impair, as between the Company and Holder, the obligations of the Company, which are unconditional and absolute, to pay the principal of and

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interest on this Note in accordance with its terms, or prevent Holder from exercising all remedies otherwise permitted by applicable law, under this Note or under the Pledge Agreement upon default under this Note.

7. PAYMENTS. All installments of principal and interest due hereunder shall be paid in lawful money of the United States and shall be made not later than 5:00 p.m. (Los Angeles time) on the date when due at 2041 W. 139th Street, Gardena, California 90249, or at such other place as may be specified from time to time in writing by Holder.

8. NOTICES. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, three
(3) business days after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 8 by giving notice of such change to the other party in the manner which is provided in this Section 8.

         Holder:                   The Caloyeras Family Partnership
                                   c/o Basil P. Caloyeras
                                   Magnetika, Inc.
                                   2041 W. 139th Street
                                   Gardena, CA  90249
                                   Facsimile No.:  310-527-8101

         Copy to:                  Howard Z. Berman, Esq.
                                   Ervin, Cohen & Jessup LLP
                                   9401 Wilshire Boulevard, 9th Floor
                                   Beverly Hills, CA 90212
                                   Facsimile No.: (310) 859-2325

         The Company:              Torotel, Inc.
                                   13402 South 71 Highway
                                   Grandview, MO 64030
                                   Attention: Dale H. Sizemore, Jr., President
                                   Facsimile No.: (816) 763-2278

         Copy to:                  Vicki Westerhaus, Esq.
                                   Shook, Hardey & Bacon LLP
                                   1010 Grand Blvd., 5th Floor
                                   Kansas City, MO 64106
                                   Facsimile No.: 816-842-3190

9.   GENERAL PROVISIONS.

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     9.1   The Company, and every person who assumes or guarantees the obligations of this Note, waive presentment, demand, notice of demand, protest, notice of protest, notice of dishonor and notice of nonpayment. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past due amounts shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

     9.2 If the entire amount of principal and interest accrued hereunder is not paid when due, whether by acceleration or otherwise, the Company promises to pay all reasonable costs incurred by Holder in collecting the amounts due, including reasonable attorneys' fees, whether or not suit is filed hereon; such reasonable costs and expenses shall include, without limitation, all costs, attorneys' fees and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Company that in any way affects the exercise by Holder of its rights and remedies under this Note and the Pledge Agreement. In any litigation relating to this Note or the Pledge Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     9.3 If any provision or any word, term, clause or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of its provisions shall not be affected and shall remain in full force and effect.

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     9.4   This Note has been delivered by the Company to Holder in the State of
California and shall be governed by and construed in accordance with the laws of the State of California. The Company hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by California law.

     9.5 The Company hereby acknowledges that late payment by the Company to Holder of any amounts due hereunder shall cause Holder to incur costs not contemplated hereunder, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, attorneys' fees and the cost of borrowing funds (or the lost opportunity cost of utilizing Holder's own funds). Accordingly, if any payment due hereunder shall not be received by Holder within ten (10) days after such amount shall be due, then, without any requirement for notice to the Company, the Company shall pay to Holder a late charge equal to six percent (6%) of such overdue payment. The Company and Holder agree that such late charge represents a fair and reasonable estimate of the costs Holder shall incur by reason of late payment by the Company. Acceptance of such late charge by Holder shall in no event constitute a waiver of the Company's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies granted hereunder.

     9.6 The term "Holder" shall mean the Holder of this Note from time to time whether or not named as Holder herein.

     9.7 Time is of the essence hereof with respect to each and every term and provision of this Note. The Company acknowledges that Holder will be relying upon timely performance by the Company of its obligations hereunder as a material inducement to extend credit to the Company. Consequently, the Company agrees that it be bound strictly by the provisions concerning timely performance of its obligations contained in this Note and that if any attempt is made by the Company to perform an obligation required to be performed or to comply with a provision of this Note required to be complied with in a manner other than in strict compliance with the time period applicable thereto, even if such purported attempt is but one (1) day late, then such purported attempt at performance or compliance shall be deemed a violation of this Section, shall be deemed in contravention of the intentions of the parties hereto, shall be null and void and of no force or effect, and shall constitute the Company's default under this Note.

     9.8 The provisions of this Note are hereby made applicable to and shall inure to the benefit of the successors and assigns of each of the parties hereto; provided, however, that the Company may not assign or transfer its rights or obligations under this Note without the prior written consent of Holder. Consent by Holder to any such assignment by the Company shall not release the Company from any of its obligations to Holder hereunder.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year first above written.

                                                TOROTEL, INC.

                                                By: /s/ Dale H. Sizemore
                                                   -----------------------------
                                                   Dale H. Sizemore
                                                   President and Secretary